Exhibit 2.5

AMENDMENT NO. 4 TO
THE AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (“Amendment”) dated and effective as of November 3, 2023 (the “Effective Date”) to the Agreement and Plan of Reorganization dated as of May 29, 2023 and amended as of June 22, 2023, October 5, 2023 and October 17, 2023 (the “M/A”), by and among (i) Atlantic Acquisition Corp, a Delaware corporation (“Atlantic”), (ii) Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), (iii) SeqLL Inc., a Delaware corporation (“SeqLL”), (iv) SeqLL Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of SeqLL (“Purchaser Sub”), (v) Lyneer Investments, LLC, a Delaware limited liability company (the “Company”), (vi) IDC Technologies, Inc., a California corporation (“IDC”), and (vii) Lyneer Management Holdings LLC, a Delaware limited liability company (“Lyneer Management,” and together with IDC, the “Sellers”). Each of Atlantic, Atlantic Merger Sub, SeqLL, Purchaser Sub, the Company and the Sellers are hereinafter referred to as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Parties entered into the M/A dated as of May 29, 2023;

WHEREAS, on June 22, 2023, the Parties entered into Amendment No. 1 of the M/A to amend the methodology for the number of shares of SeqLL Common Stock to be issued in the Merger;

WHEREAS, on October 5, 2023, the Parties entered into Amendment No. 2 of the M/A to reduce the Capital Raise from $75,000,000 to $50,000,000 and for corresponding changes throughout the M/A;

WHEREAS, on October 17, 2023, the Parties entered into Amendment No. 3 of the M/A to reduce the Cash Consideration from $60,000,000 to $40,000,000 and to decrease the Stock Consideration from $60,000,000 to $50,000,000 and to adjust the Atlantic Consideration; and

WHEREAS, the Parties have agreed to further amend the M/A to revise the Merger consideration to be given to the Sellers, cancel a stock dividend and cash dividend to legacy SeqLL stockholders in favor or an alternate method of making such payments, reduce the size of the Capital Raise, and further extend the Termination Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. Recital F of the M/A is hereby amended and restated in its entirety to read as follows:

F. It is contemplated that promptly following the execution of this Agreement, SeqLL will, pursuant to Section 4.7 hereof, file an amended registration statement (or prior to the Closing, consummate a private placement) for a capital raise of approximately $20,000,000 (“Capital Raise”), the closing of which will be a condition to the completion of the Mergers and the proceeds of which will be used to pay the Cash Consideration and for working capital of SeqLL post-closing of the Mergers;

2. Recital H of the M/A is hereby amended and restated in its entirety to read as follows:

H. Upon completion of the Mergers and the Capital Raise, and subject to the issuance of the Stock Consideration to IDC and Lyneer Management and the Atlantic Consideration to Atlantic, an amount equal to approximately $3.5 million shall be deposited by Atlantic International Corp. (f/k/a SeqLL) in a restricted bank account, and 819,352 shares of SeqLL common stock shall be deposited in escrow, each for potential payment to pre-Merger stockholders of SeqLL, in respect of the cancellation of a cash dividend and a stock dividend (collectively, the “Dividends”) to such stockholders in connection with the Mergers.

3. Section 2.3 of the M/A is hereby amended and restated in its entirety to read as follows:

2.3 Merger Consideration. Subject to the terms of this Agreement, in consideration for the SeqLL Merger and the acquisition by SeqLL of a 100% membership interest in the Company, SeqLL shall make the following payments (collectively, the “Merger Consideration”):

(a) Cash Consideration. SeqLL shall pay $35,000,000 to or on behalf of the Sellers via (i) wire transfer of $15,000,000 in immediately available funds at the Closing (the “Cash Consideration”), which shall be paid $11,500,000 to IDC in order to repay at the Closing outstanding indebtedness, and $3,500,000 to Lyneer Management, and (ii) the issuance of a non-interest bearing convertible promissory note at the Closing (the “Merger Note”) in the aggregate principal amount of $20,000,000 due on or before April 30, 2024, which shall be issued to IDC, with the proceeds of such Merger Note used to repay indebtedness in accordance with Section 3.24; and

(b) Stock Consideration. Upon the completion of the Capital Raise and the consummation of the Merger, SeqLL shall issue:

(i) a number of shares of SeqLL common stock to the Sellers equal to the quotient of $55,000,000 divided by the price per share (the “Offering Price”) at which SeqLL Common Stock is sold in the Capital Raise (the “Stock Consideration”), of which ninety (90%) percent of such shares shall be issuable to IDC, which at the direction of IDC shall be issued to Prateek Gattani, and ten (10%) percent of such shares shall be issued to Lyneer Management;

(ii) a number of shares of SeqLL common stock to Atlantic equal to the quotient of $43,000,000 divided by the Offering Price (the “Atlantic Consideration”); and

(iii) SeqLL shall instruct its transfer agent to deliver certificates or book entries for the Stock Consideration and the Atlantic Consideration.

4. Subsections (a) and (b) of Section 2.4, titled Adjustment, shall be deleted in their entirety. Subsection (c) of Section 2.4 remains as set forth in Amendment No. 3 to the M/A, to read as follows:

(c) If at any time during the period between the date hereof and the Closing Date any change in the outstanding shares of capital stock of SeqLL shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split only to the extent such split has not been previously taken into account in determining the Stock Consideration) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (exclusive of any stock dividend provided for in the M/A) is declared with a record date during such period, the Stock Consideration issuable hereunder shall be equitably adjusted to reflect such change to maintain the $55,000,000 of Stock Consideration.

5. Section 2.5 of the M/A, titled Escrow Agreement, is deleted in its entirety.

6. Sections 2.6(a) and (b) of the M/A, titled Manner of Payments at Closing, are hereby amended and restated to read as follows:

(a) SeqLL shall deliver the Cash Consideration and the Merger Note to IDC and Lyneer Management, to be distributed between IDC and Lyneer Management in accordance with Section 2.3(a).

(b) SeqLL shall instruct the transfer agent to deliver certificates or book entries for the Stock Consideration to Prateek Gattani and Lyneer Management, to be distributed between Prateek Gattani and Lyneer Management in accordance with Section 2.3(b)(i), and the Atlantic Consideration, as directed in writing by Atlantic to the Atlantic shareholders (the “Atlantic Shareholders”).

7. Section 3.2(b) of the M/A, which reads “the Escrow Agreement duly executed by authorized officers of SeqLL,” is deleted in its entirety.

8. Section 3.4(a) of the M/A, which reads “the Escrow Agreement duly executed by IDC,” is deleted in its entirety.

9. Section 3.8(c) of the M/A, titled Conditions Precedent to Closing, is hereby amended and restated to read as follows:

(c) Completion of the Capital Raise with gross proceeds therefrom being not less than $20,000,000.

10. Section 3.23 of the M/A, titled SeqLL Cash Dividend, is hereby amended and restated to read as follows:

3.23. (a) Upon completion of the Mergers and the Capital Raise, and subject to the issuance of the Stock Consideration to Prateek Gattani and Lyneer Management and the Atlantic Consideration to Atlantic, SeqLL shall (i) deposit in a restricted bank account an amount equal to $3.5 million to be used only for the purpose of making cash payments in connection with Settlements (as defined below), and (ii) deposit 819,352 shares of SeqLL common stock in escrow pursuant to the Share Escrow Account (as defined below) in lieu of effecting the Dividends for the purpose of Settlements.

(b) Within 90 days of the closing of the Mergers, SeqLL shall make a settlement offer to its stockholders of record as of September 26, 2023, the proposed record date for such Dividends, to settle any claims for failing to pay such Dividends (the “Settlements”) by issuing to such stockholders the amount of cash and the number of shares of its common stock that such stockholders would have received had such Dividends been declared and made as set forth in SeqLL’s proxy statement dated August 10, 2023 that was mailed to SeqLL’s stockholders on or about August 11, 2023. Such settlement offer shall be made by SeqLL in accordance with applicable Federal and state securities laws. SeqLL’s stockholders of record as of the Record Date shall be entitled to rely upon, shall be express third party beneficiaries of, and shall be entitled to enforce, the provisions of this Section 3.23. For the avoidance of doubt, the provisions of this Section 3.23 shall not be terminated, cancelled, amended, modified, supplemented or changed, or any provision, default, breach or performance waived, or any assignment or novation made in a manner without the written consent of the holders of a majority of the issued and outstanding common stock of SeqLL as of the Record Date.

11. Section 3.24 of the M/A is hereby amended and restated to read as follows:

Joint Obligations of IDC and the Company. At Closing, IDC, from its allocation of the Cash Consideration in accordance with Section 2.3(a), shall pay the amount of such allocation of Cash Consideration to BMO in respect of joint Indebtedness of the Company and IDC due under the BMO Credit Facility. Thereafter, within two (2) Business Days of the repayment in full of the Merger Note: (a) IDC shall use the proceeds thereof to pay additional joint Indebtedness of the Company and IDC due under the BMO Credit Facility, and shall pay in full or assume, and shall cause BMO, upon refinancing of the BMO Credit Facility, to release the Company from all remaining joint Indebtedness of the Company and IDC outstanding under the BMO Credit Facility in excess of the Company’s stand-alone borrowing base under the Company’s new credit facility, and (b) IDC shall satisfy any remaining joint Indebtedness of the Company and IDC due to PBC, SPP Loan Facility and Lyneer Management.

12. Article IX Indemnification is hereby deleted in its entirety.

13. Section 10.1(e) of the M/A, titled Termination, is hereby amended to replace the date “October 31, 2023” (the “Termination Date”) with November 30, 2023.

14. Annex A Definitions is amended to delete the following in its entirety:

Escrow Agent means Continental Stock Transfer & Trust Company.

15. Exhibit A: Interests, Cash Consideration and Stock Consideration is deleted in its entirety.

16. No Further Amendment. The Parties hereby agree that all other provisions of the M/A shall, subject to the amendments set forth in this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the M/A or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the M/A. From and after the date of this Amendment, each reference in the M/A to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the M/A in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the M/A, as amended by this Amendment, whether or not this Amendment is expressly referenced.

17. Other Terms. The provisions of Article X of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the M/A.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 4 to the Agreement and Plan of Reorganization on the date first above written.

PURCHASER:

SeqLL INC., a Delaware corporation

By:	/s/ Daniel Jones
Daniel Jones, Chief Executive Officer

PURCHASER SUB:

SEQLL MERGER LLC, a Delaware limited liability company

By:	/s/ Daniel Jones
Daniel Jones, Managing Member

ATLANTIC ACQUISITION CORP., a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

ATLANTIC MERGER LLC,
a Delaware limited liability company

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Managing Member

COMPANY:

LYNEER INVESTMENTS, LLC, a Delaware limited
liability company

By:	/s/ Prateek Gattani
Prateek Gattani, Manager

SELLERS:

IDC TECHNOLOGIES, INC., a California corporation

By:	/s/ Prateek Gattani
Prateek Gattani, Chief Executive Officer

LYNEER MANAGEMENT HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ James S. Radvany
James S. Radvany, Manager

SIGNATURE PAGE TO AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF REORGANIZATION